Exhibit 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

Quetta Acquisition Corporation

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

Title of Class of Security being registered	Amount to be Registered	Proposed maximum offering price per share	Proposed Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee
Units, each consisting of one share of common stock, $0.0001 par value, and 1/10 of one right to acquire one common stock	6,900,000	$10.00	$69,000,000.00	$7,603.80
Common stock, $0.0001 par value, included as part of the units	6,900,000	-	-	-	(3)
Rights included as part of the units	690,000	-	-	-	(3)
Common Stock underlying the rights included as part of units	690,000	$10.00	$6,900,000.00	$760.38
Representative’s Shares	69,000	$10.00	$690,000.00	76.04
Total			$76,590,000.00	$8,440.22

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act.
(2)	Includes Units and shares of common stock, rights and warrants underlying such Units, which may be issued on exercise of a 45-day option granted to the Underwriters to cover over-allotments, if any.
(3)	No fee pursuant to Rule 457(g).